Exhibit 99.B(p)(31)

Effective: October 1, 2018

CODE OF ETHICS OVERVIEW

You are subject to this Code of Ethics (the “Code”) if you are an Employee of Eaton Vance.(1)  The Code contains the rules that govern your conduct and personal trading.

You have the following fundamental responsibilities under the Code:

•                  You have a duty to place the interests of Clients first.

•                  You must avoid any actual or potential conflict of interest.

•                  You must not take inappropriate advantage of your position at Eaton Vance.

•                  You must comply with all applicable Securities and Commodities Laws.

Your Personal Securities Transactions are subject to the following requirements and restrictions:

Types of Securities.  Your Personal Securities Transactions are typically limited to buying and selling the following publicly traded Securities (with certain limited exceptions):

• common stock

• exchange traded funds (ETFs)

• open-end funds

• closed-end funds

• NextSharesTM

• unit investment trusts

• municipal bonds

• corporate bonds

• preferred securities

You may not enter into Personal Securities Transactions in Derivatives (including options and Futures).

Preclearance Requirements.  You must preclear and receive approval for your Personal Securities Transactions, unless an exemption is available.  Before seeking preclearance and approval for a Personal Securities Transaction, you must ensure the transaction is consistent with the fundamental responsibilities listed above and with the rules contained in the Code.  In general, when making personal investments you must exercise extreme care to ensure that you do not violate the Code and your fundamental responsibilities.  You may not take inappropriate advantage of your position at Eaton Vance in connection with your personal investments.

(1)         Capitalized terms not defined in the text are defined in Appendix I to the Code.

Restrictions.  Your Personal Securities Transactions may be restricted by the following:

•                  Blackout periods for Eaton Vance Corp. stock

•                  Blackout periods triggered by pending Client orders in the same Security or a Related Financial Instrument

•                  Blackout periods triggered by an internal analyst recommendation or ratings change in the same Security or a Related Financial Instrument

•                  Blackout periods related to the reconstitution or rebalancing of a Calvert index

•                  Securities on the Eaton Vance restricted securities list

•                  Section 16 holding periods

If you are a Portfolio Person and/or a Research Analyst, your Personal Securities Transactions are also subject to the restrictions in Sections III.C. and III.D., respectively.

The Code covers the personal investments of all Employees and their Immediate Family Members.  Therefore, you and your Immediate Family Members must conduct all your personal investments consistent with the Code.

The Code has other requirements that may restrict your Personal Securities Transactions in addition to those summarized above.  You are required to carefully review the entire Code.  Remember that Eaton Vance may take disciplinary action against you, including disgorgement of profits and possibly suspension and/or dismissal if you violate the Code.  In addition, any such violation may be considered during your year-end performance and discretionary compensation review.  You are encouraged to consult with a Compliance Officer if you have any question as to the status of any personal investments under the Code.

CODE OF ETHICS

I.                INTRODUCTION

This Code of Ethics (this “Code”) sets out standards of conduct to help Eaton Vance’s officers and employees (referred to as “Employees”) avoid potential and actual conflicts that may arise from their actions and their Personal Securities Transactions.(2)  You must read and understand this Code.  A Compliance Officer can assist you with any questions you may have.

If you are a Seattle Employee, you are subject to Section IV., the applicable definitions in Appendix I, and Appendix II to this Code, and are not subject to the other Sections, except as specifically indicated.

II.           YOUR FUNDAMENTAL RESPONSIBILITIES

Eaton Vance seeks to ensure a culture that promotes honesty and high ethical standards. This Code is intended to assist Employees in meeting the high ethical standards Eaton Vance follows in conducting its business. The following general fiduciary principles must govern your activities:

•                  You have a duty to place the interests of Clients first.

•                  You must avoid any actual or potential conflict of interest.

•                  You must not take inappropriate advantage of your position at Eaton Vance.

•                  You must comply with all applicable Securities and Commodities Laws.

If you violate this Code or its associated policies and procedures, Eaton Vance may take disciplinary action against you, including disgorgement of profits and possibly suspension and/or dismissal.  In addition, any such violation may be considered during your year-end performance and discretionary compensation review.

III.      PERSONAL INVESTMENTS

In general, when making personal investments you must exercise extreme care to ensure that you do not violate this Code and your fundamental responsibilities. You may not take inappropriate advantage of your position at Eaton Vance in connection with your personal investments. This Code covers the personal investments of all Employees and their Immediate Family Members (which term is limited to individuals who share the same household as the Employee). Therefore, you and your Immediate Family Members must conduct all your personal investments consistent with this Code.

Sections III.A. and III.B. below relate to all Employees, provided that Seattle Employees are only subject to Section III.B.2.. Employees who are Portfolio Persons or Research Analysts are also subject to Section III.C. and III.D., respectively.

(2)         Capitalized terms used without definition are defined in Appendix I.

A.            Permitted Personal Securities Transactions

The ONLY Financial Instruments you may purchase and sell in a Personal Securities Transactions are publicly offered:

• common stock

• exchange traded funds (ETFs)

• open-end funds

• closed-end funds

• NextShares®

• unit investment trusts

• municipal bonds

• corporate bonds

• preferred securities

You may NOT enter into Personal Securities Transactions in Derivatives (including options and Futures).

See Sections III.E., IV.A., IV.B. and IV.C. of this Code for other restrictions that may affect your Personal Securities Transactions.

B.            Preclearance Requirements for All Personal Securities Transactions

You must preclear and receive prior approval for all your Personal Securities Transactions unless your Personal Securities Transaction is subject to an exemption under this Code.  Exemptions available to Employees are listed in Sections III.B.2.a., III.B.4. and III.B.5.  Preclearance and approval of Personal Securities Transactions helps Eaton Vance prevent certain investments that may conflict with Client trading activities or raise other potential or actual conflicts.

The preclearance and approval process is outlined below.  There are separate processes for:

•                  Personal Securities Transactions other than transactions in Eaton Vance Corp. (“EVC”) Securities and Eaton Vance Closed-End Fund Securities

•                  Personal Securities Transactions in EVC Securities

•                  Personal Securities Transactions in Eaton Vance Closed-End Fund Securities

1.              Preclearance and Approval Process for All Personal Securities Transactions Other Than Transactions in EVC Securities and Eaton Vance Closed-End Fund Securities.  Unless one of the exemptions in Sections III.B.4. or III.B.5. below is available, you must preclear and receive prior approval for all other Personal Securities Transactions by following the preclearance and approval process outlined below:

a.              You must input the details of the proposed trade into the Preclearance System and follow the instructions.(3)

(3)         The preclearance request you submit on the Preclearance System must accurately reflect the Security name, Security type and transaction type. The Preclearance System will request the quantity of shares involved in the transaction.  If the quantity on the Preclearance System does not correspond to the information in the transaction confirmation received by the Compliance department, you may be required to provide a Compliance Officer with additional information about the transaction.

b.              For certain transactions, you may be required to obtain manual approval in addition to submission via the Preclearance System.  You will be advised by the Preclearance System and/or a Compliance Officer if you will need to obtain manual approval.  The manual approval request form and information about the necessary approvals are available on the intranet.  You must provide the completed manual approval request form to a Compliance Officer.

c.               You will receive notification as to whether your proposed trade is approved or denied.

Important information about the preclearance and approval process

•                  The preclearance and approval requirement above applies to Employees and their Immediate Family Members.

•                  The approval is valid for the day on which the approval was granted.  If you do not execute your transaction by the end of the business day (midnight local time) on which you received approval or if the information in your preclearance request changes, you must repeat the preclearance process prior to undertaking the transaction.

2.              Preclearance and Approval Process for Personal Securities Transactions in EVC Securities -  Employees must preclear and receive prior approval for all Personal Securities Transactions in EVC Securities, except as noted in Section III.B.2.a. below, by submitting a request to the Treasurer, Assistant Treasurer or their designee.  The preclearance request form is available on the intranet.

Important information about the preclearance and approval process

•                  The preclearance and approval requirement for EVC Securities applies to all Employees, including Seattle Employees, and their Immediate Family Members.

•                  The approval is valid for the day on which the approval was granted unless you are notified differently by the Treasurer, Assistant Treasurer or their designee.(4)  If you do not execute your transaction within that timeframe or if the information in your preclearance request changes, you must repeat the preclearance process prior to undertaking the transaction.

Preclearance and approval of Personal Securities Transactions in EVC Securities helps Eaton Vance Corp. prevent trading activity when there might be material information about the company that EVC has not yet made public.  In that connection, there are times when transactions in EVC Securities are routinely prohibited, such as prior to releases of earnings information.  Normally you will be notified of these blackout periods.  The purchase or sale of options in EVC Securities (including publicly traded options) is prohibited.

(4)         Transactions in EVC Securities executed through EVC’s transfer agent may be executed on the next business day if the trade order was placed with the transfer agent after 2:00 p.m. on the day the approval is granted.

a.              Transactions in EVC Securities Excluded from Preclearance and Approval Requirements.  You do not have to preclear or receive prior approval for the following types of Personal Securities Transactions involving EVC Securities:

•                  purchases pursuant to the EVC Employee Stock Purchase Plan or to the exercise of any EVC stock option agreement;

•                  bona fide gifts of EVC Securities that you receive;

•                  bona fide gifts of EVC Securities that you make to Nonprofit Organizations;

•                  the acquisition or disposition of EVC Securities as the result of non-voluntary transactions such as dividends, stock splits, or automatic dividend reinvestments; or

•                  non-voluntary transactions initiated by a broker, dealer or bank with respect to EVC Securities deposited in a margin account.

3.              Personal Securities Transactions in Eaton Vance Closed-End Fund Securities - You must preclear and receive prior approval for all Personal Securities Transactions involving Eaton Vance Closed-End Funds by following the process below:

a.              submit a request to (1) the appropriate approval authority for the relevant Closed-End Fund (the “Closed-End Fund Approval Authorities”) and (2) a Compliance Officer or a delegate.  A list of Eaton Vance Closed-End Funds and Closed-End Fund Approval Authorities is available on the intranet;

b.              input the details of the proposed trade into the Preclearance System and follow the instructions;(5) and

c.               wait for a notification from the Preclearance System as to whether your proposed trade is approved or denied.

Preclearance and approval of Personal Securities Transactions in Eaton Vance Closed-End Fund Securities helps Eaton Vance prevent trading activity when there might be material information about an Eaton Vance Closed-End Fund that has not yet been made public.  In that connection, there are times when transactions in Eaton Vance Closed-End Fund Securities will be prohibited.

(5)         The preclearance request you submit on the Preclearance System must accurately reflects the Security name, Security type and transaction type. The Preclearance System will request the quantity of shares involved in the transaction.  If the quantity on the Preclearance System does not correspond to the information in the transaction confirmation received by the Compliance department, you may be required to provide a Compliance Officer with additional information about the transaction.

Important information about the preclearance and approval process

•                 The preclearance and approval requirement for Eaton Vance Closed-End Funds applies to all Employees and their Immediate Family Members.

•                  The approval is valid for the day on which the approval was granted.  If you do not execute your transaction by the end of the day business (midnight local time) on which you received approval or if the information in your preclearance request changes, you must repeat the preclearance process prior to undertaking the transaction.

4.              Personal Securities Transactions Excluded from the Preclearance and Approval Requirement (but still subject to the Reporting Requirements).  Except as otherwise provided below, Employees are not required to preclear and receive prior approval for the following Personal Securities Transactions, although Employees are still responsible for complying with the reporting requirements of Section V. of this Code for these transactions (each, an “Exempt Reportable Transaction”):

a.              the acquisition or disposition of a Security or other Financial Instrument as the result of a stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization;

b.              the receipt of a Security or other Financial Instrument as a bona fide gift that you receive;

c.               the disposition of a Security as a bona fide gift that you make to a Nonprofit Organization;

d.              transactions in open-end Funds or Sub-advised Fund (including those held through a variable insurance product account) (i.e., transactions in shares of Funds and Sub-advised Funds do not need to be precleared but must be reported, including those in an Eaton Vance pension/retirement savings account, such as your Eaton Vance Profit Sharing and Retirement Plan account);

e.               transactions in funds that are recognized by an European Union member state as an Undertaking for Collective Investment in Transferable Securities (commonly referred to as an “UCIT”) (i.e., transactions in shares of an UCIT fund do not need to be precleared but must be reported, including those in an Eaton Vance pension/retirement savings account, such as your Eaton Vance Profit Sharing and Retirement Plan account);(6)

(6)         Personal Securities Transaction in units or shares of an UCIT that is an U.K.-authorized unit trust (commonly referred to as an “AUT”) or an open-ended investment company (commonly referred to as an “OEIC”) that is governed by the U.K. Financial Services and Market Act 2000 and subject to regulation by the Financial Services Authority (or any successor) are Exempt Transactions under Section III.B.5. of this Code and exempt from the reporting requirements in Section V.B. of this Code provided that such AUT or OEIC is not (i) distributed by an Eaton Vance Distributor Entity and administered and/or advised by an Eaton Vance Affiliated Entity or (ii) sub-advised by an Eaton Vance Affiliated Entity).

f.                transactions in any Managed Account over which neither you nor an Immediate Family Member (i) exercises investment discretion; (ii) have notice of specific transactions prior to execution; or (iii) otherwise have direct or indirect influence or control.  You must still report the account, including the name of any broker, dealer or bank with which you have an account. You must contact a Compliance Officer if you have this type of account and complete certain certifications before trading in the account commences;

g.               transactions pursuant to an Automatic Investment Plan, except that transactions overriding the Automatic Investment Plan’s predetermined schedule and allocation must be precleared and approved.  You must contact a Compliance Officer if you have this type of account and complete certain certifications before trading pursuant to the plan commences; and

h.              transactions in accounts held on automated asset allocation platforms over which neither you nor an Immediate Family Member exercises any investment discretion, including with respect to the Financial Instruments involved in such transactions and the allocation percentages utilized within the asset allocation platform.  You must contact a Compliance Officer if you have this type of account and complete certain certifications before trading commences.

Important information about your obligations under this Code related to Personal Securities Transactions in:

•                  Managed Accounts

•                  Automatic Investments Plans

•                  Automated asset allocation platforms

You must contact a Compliance Officer if you have this type of account or plan and complete certain certifications before trading commences.

5.              Personal Securities Transactions Excluded from the Preclearance and Approval Requirement and Reporting Requirements.  In addition to preclearing and receiving prior approval, Employees are required by Section V.B. below to report all Personal Securities Transactions under the Code subject to a few limited exceptions set forth below. The following Personal Securities Transactions are exempt from the preclearance and prior approval requirements in this Section III., as well as the reporting requirements provided in Section V.B. of the Code (each, an “Exempt Transaction”):

a.              Purchases or sales of direct obligations of the U.S. Government or any other national government;(7)

(7)         Personal Securities Transaction in premium bonds, indexed-linked savings certificates, fixed income savings certificates, guaranteed equity bonds, capital bonds, children’s bonus bonds, fixed rate savings bonds, income bonds and pensioner’s guaranteed income bonds issued and sold directly to the public through the National Savings and Investments agency of the United Kingdom’s Chancellor of the Exchequer are also Exempt Transactions.

b.              Purchases or sales of bank certificates of deposit (“CDs”), bankers acceptances, commercial paper and other high quality short-term debt instruments (with a maturity of less than one year), including repurchase agreements;

c.               Purchases which are made by reinvesting dividends (cash or in-kind) on a Financial Instrument including reinvestments pursuant to an Automatic Investment Plan;

d.              Purchases or sales of open-end mutual funds that are investment companies registered with the Securities and Exchange Commission (including those held through a variable insurance product direct account) that are not Funds (i.e., open—end mutual funds are not required to be reported unless the fund is (i) distributed by Eaton Vance Distributors, Inc. and administered and/or advised by an Eaton Vance Affiliated Entity or (ii) sub-advised by an Eaton Vance Affiliated Entity);

e.               Purchases or sales of an AUT or an OEIC that is governed by the U.K. Financial Services and Market Act 2000 and subject to regulation by the Financial Services Authority (or any successor) unless the AUT or OEIC is (i) distributed by an Eaton Vance Distributor Entity and administered and/or advised by an Eaton Vance Affiliated Entity or (ii) sub-advised by an Eaton Vance Affiliated Entity); and

f.                Purchases or sales of money market funds (including those held through a variable insurance product direct account).

Important information about your obligations under this Code related to Personal Securities Transactions in:

•                   ETFs

•                   closed-end mutual funds and

•                   open-end mutual funds

	Preclearance Required?	Reporting Required?
Mutual Funds	No	Yes, if the fund is managed or advised by an Eaton Vance Affiliated Entity
ETFs	Yes	Yes
Closed-End Funds	Yes	Yes

C.            Additional Requirements - Portfolio Persons

If you are an Employee who is a Portfolio Person with respect to a Client, you are subject to the blackout periods listed below.  The blackout periods are intended to allow Clients the opportunity to trade before you do for yourself.  Transactions that do not require preclearance under Sections III.B.4. and III.B.5. of this Code are not subject to these blackout periods.  Regardless of whether you are required to preclear your trade, you must not take inappropriate advantage of your position as a Portfolio Person in violation of this Code.

Important information for Portfolio Persons

•                  You are responsible for avoiding all prohibited transactions described in this Section III.C., and you may not rely upon the preclearance and prior approval process to prevent you from violating these rules.

•                  You may not delay taking appropriate action for a Client account that you manage in order to avoid potential adverse consequences in connection with your own Personal Securities Transactions.

1.              Purchases and Sales prior to, and including, Five Calendar Days prior to a Client Trade.  A Portfolio Person may not enter into a Personal Securities Transaction in a Security prior to, and including, 5 calendar days before transacting in the same Security or a Related Financial Instrument for a Client.  Similarly, a Portfolio Person may not enter into a Personal Securities Transaction in a Security prior to, and including, 5 calendar days before a Client if the Portfolio Person knows of another Portfolio Person’s intention to transact in the same Security or a Related Financial Instrument for that Client. Thus, if you personally transact in a Security within 5 calendar days (inclusive) of a Client trade in the same Security or a Related Financial Instrument, your Personal Securities Transaction will be considered a violation of this Code unless the client trade was directed by someone else without your knowledge or you obtained prior approval from a Compliance Officer.

2.              Portfolio Person Required Representation. If you are a Portfolio Person, prior to entering into a Personal Securities Transaction, you must represent in your preclearance request that you are not aware of any pending trades or proposed trades in the same Security or a Related Financial Instrument for any Client in the next 5 calendar days.  Please consider the timing of your personal trades carefully.

D.            Additional Requirements - Research Analysts

If you are an Employee who is a Research Analyst, you are subject to the requirements and restrictions listed below.  Note that you may be both a Research Analyst and a Portfolio Person.  If you are both, you must comply with the requirements of Section III.C. and Section III.D. of this Code.

The blackout periods described below are intended to allow Clients the opportunity to act upon your recommendations and research conclusions regarding a Financial Instrument before you do for yourself.  Transactions that do not require preclearance under Sections

III.B.4. and/or III.B.5. of this Code are not subject to these blackout periods.  Regardless of whether you are required to preclear your trade, you must not take inappropriate advantage of your position as a Research Analyst in violation of this Code.

Important information for Research Analysts

•                  You are responsible for avoiding all prohibited transactions described in this Section III.D., and you may not rely upon the preclearance and prior approval process to prevent you from violating these rules.

•                  You may not delay communicating your recommendations and conclusions regarding Securities in your coverage area in order to avoid potential adverse consequences in connection with your own Personal Securities Transactions.

1.              Restrictions on Personal Securities Transactions for Securities in Your Coverage Area.  If you are a Research Analyst, you may not enter into a Personal Securities Transaction in any Security for which you have coverage responsibility:

•                  if you are in the process of making a new or changed recommendation or conclusion for the Security or a Related Financial Instrument, but you have not yet broadly communicated your new or changed recommendation or conclusion to the Portfolio Persons in your department;

•                  until the 5th calendar day after you have broadly communicated your new or changed recommendation or research conclusion throughout the relevant investment group; or

•                  you have first determined, with the prior concurrence of a Compliance Officer, that investment in that Security or a Related Financial Instrument is not suitable for any Client.

If you have any questions about the scope of your coverage responsibilities for purposes of this Code, contact a Compliance Officer.

2.              Disclose Beneficial Interests.  If you are a Research Analyst, before you make a recommendation that a Financial Instrument be purchased, sold or held by a Client, you must disclose to any Portfolio Person to whom you make the recommendation any direct or indirect Beneficial Interest you may have in that Financial Instrument.

3.              Research Analyst Required Representations.  If you are a Research Analyst, prior to entering into a Personal Securities Transaction, you must represent in your preclearance request that you are not aware of any pending trades or proposed trades in the same Financial Instrument or a Related Financial Instrument for any Client to occur in the next 5 calendar days. Please consider the timing of your personal trades carefully.

E.            Provisions Applicable to All Employees that May Restrict Personal Securities Transactions

If your Personal Securities Transaction is required to be precleared and receive prior approval pursuant to Section III.B. of this Code and falls within one of the following categories, your preclearance request will generally be denied by the Compliance Officer. It is your responsibility to initially determine if any of the following categories apply to your situation or transaction.

1.              Client Orders and Pending Orders.  If on the day you seek preclearance and approval to enter into a Personal Securities Transaction for a Security, (a) the Security or a Related Financial Instrument has been purchased or sold by a Client within the 5 calendar days prior to and including the day you seek preclearance; or (b) there is a pending Client order in the Security or a Related Financial Instrument, then you CANNOT trade the Security and your preclearance request will be denied.  This prohibition is in addition to any other requirements or prohibitions in this Code that may be applicable.

2.              Research Recommendations or Conclusions.  If within the 5 calendar days prior to and including the day you seek preclearance and approval to enter into a Personal Securities Transaction for a Security, (a) that Security or a Related Financial Instrument has been added to or removed from the Analyst Select Portfolio or Counselors Focus Portfolio, or an existing position in the Analyst Select Portfolio or Counselors Focus Portfolio has been increased or decreased, (b) the WPP of that Security or a Related Financial Instrument has been changed on Code Red/FactSet RMS,(8) or (c) for purposes of the CRM responsible investing principals, that Security (or its issuer) has been designed as a “pass” or a “fail” or its designation as a “pass” or “fail” has changed, then you CANNOT trade the Security and your preclearance request will be denied.  This prohibition is in addition to any other requirements or prohibitions in this Code that may be applicable.

3.              Restricted Securities List.  The Legal and Compliance department maintains and periodically updates the restricted securities list that contains certain securities that may not be traded by Employees.  Requests to purchase or sell any security on the restricted securities list will be denied.  The restricted securities list is available on the Legal page of the intranet.

4.              Blackout Period related to the Reconstitution of a Calvert Index.  If you are an Employee with knowledge of the decisions of the CRM Research, Review and Recommendation Committee or the CRM Index Committee (or any new or successor committees that CRM may form to perform similar functions) as determined by the CRM Chief Compliance Officer or her designee, for the 5 calendar days prior to and including the day that the relevant Calvert Index is reconstituted, you may NOT enter into a Personal Securities Transaction in your personal account.  A Compliance Officer will notify you if you are subject to this blackout period.

5.              Limitations on Certain Types of Investment Instruments and Transactions.  You may NOT enter into Personal Securities Transactions in Derivatives (including options and Futures).  If you or any of your Immediate Family Members (a) holds any of these instruments for investment purposes as of September 30, 2018, or (b)

(8)         The WPP is the “weighted price potential” of the security as determined by a Research Analyst in the Eaton Vance Management or Eaton Vance Management Advisers International Ltd. Equity Department.  The amount the WPP must change in order to trigger the restriction in Section III.E.2. of this Code will be determined from time to time by the Eaton Vance Chief Equity Investment Officer.

receives any of these instruments as a bona fide gift or as the result of a dividend, merger, consolidation, spin-off or other similar corporate distribution or reorganization, you may continue to hold the instrument for investment purposes but you may not add to the holding.  When you wish to sell the holding, you must contact a Compliance Officer to preclear the sale and obtain prior approval.

6.              Limitations on Short Sales.  You may not sell any Security short.

7.              Short-Term Trading.  You are strongly discouraged from engaging in excessive short-term trading of Securities. The purchase and sale, or sale and purchase, of the same or equivalent Securities within 60 calendar days are generally regarded as short-term trading.  Such transactions are subject to preclearance and prior approval.

8.              Initial Public Offerings, Private Placements and Investments in Hedge Funds.  As a general matter, you should expect that most preclearance requests involving initial public offerings will be denied. If your proposed transaction is an initial public offering, a private placement, or an investment in a hedge fund, the Compliance Officer will determine whether the investment opportunity should be reserved for Clients.(9)

Important information about Initial Cryptocurrencies/Coin Offerings

•                  Participation in an initial or secondary offering of a Cryptocurrency (sometimes referred to as an initial coin offering (ICO) or a secondary coin offering (SCO)) requires preclearance and approval under this Code.

9.              Additional Restrictions Related to Designated Issuers and Limited Persons.  If you are an Employee who:

•                  has been designated as a Limited Person under the Non-Public Information and Ethical Wall Policy (the “Ethical Wall Policy”) with respect to a Designated Issuer (as defined in the Ethical Wall Policy); or

•                  has otherwise been permitted access to the investment portfolio records relating to a Designated Issuer pursuant to the Ethical Wall Policy,

you may NOT enter into a Personal Securities Transaction for a Security or a Related Financial Instrument issued by such Designated Issuer until the ethical wall concerning such Designated Issuer has been lifted in accordance with the Ethical Wall Policy.

10.       Section 16 Holding Periods.  Pursuant to federal securities laws, trustees, directors and officers of Eaton Vance Closed-End Funds, and certain Employees involved in managing such Funds may not benefit from purchasing and selling, or selling and purchasing, shares of these Funds within 6 months of each other, and must file SEC Forms 4 regarding their transactions in shares of these Funds.  If you are in this category, a Compliance Officer will notify you and assist you in filing these Forms,

(9)         This restriction also applies to a one-time offering of a Security to the public by the issuer which is not the initial public offering of such Security.

and you will not receive pre-clearance for any purchase or sale that would violate the six-month restriction. Therefore, if you are in this category, you should expect to hold the shares you purchase for at least 6 months.

11.       Investment Clubs.  You may not be a member of an investment club that trades in and owns Financial Instruments in which members have an interest.  Such an investment club is regarded by this Code as your personal account, and it is usually impracticable for you to comply with the rules of this Code, such as preclearance of transactions, with respect to that investment club.

IV.       Your Ongoing Responsibilities Under This Code

This Code imposes ongoing responsibilities on you as outlined below.  These ongoing responsibilities apply to all Employees, including Seattle Employees.  If you have questions about those responsibilities please contact a Compliance Officer.

A.            Insider Trading

The fiduciary principles of this Code and the Securities and Commodities Laws prohibit you from trading based on material, non-public information (“MNPI”) relating to a Financial Instrument, its underlying Security (if applicable) or the issuer of the Financial Instrument or its underlying Security (if applicable) received from any source and from communicating MNPI to others.(10)  If you believe you may have access to MNPI or are unsure about whether information is material or non-public, please consult a Compliance Officer and the Policies and Procedures in Prevention of Insider Trading.(11)  Any violation of the Policies and Procedures in Prevention of Insider Trading may results in penalties that could include termination of employment with Eaton Vance.

B.            Excessive Trading and Market Timing of Mutual Fund Shares

You are subject to the terms and restrictions of an open-end Fund’s prospectus, including restrictions such Fund may impose on excessive trading. You may not engage in trading of shares of an open-end Fund that is inconsistent with the prospectus of that Fund.

C.            Compliance with Securities Laws

You must comply with all applicable Securities and Commodities Laws.

D.            Duty to Report Violations of this Code

You are required to promptly report any violation of this Code of which you become aware, whether your own or that of another Employee.  Reports of violations other than your own may be made anonymously and confidentially to the Chief Compliance Officer.  Seattle Employees may report violations to the Chief Compliance Officer of Parametric Portfolio Associates (the “Parametric CCO”) or a designee.

(10)  The insider trading prohibition described above also applies to MNPI received with respect to Funds or Sub-advised Funds. Non-public information regarding an open-end mutual Fund or Sub-advised Fund is MNPI if such information could materially impact that Fund’s net asset value.

(11)  Seattle Employees should consult the Insider Trading Policy of Parametric Portfolio Associates LLC.

E.            Right to Communicate Directly with Governmental, Regulatory or Self-Regulatory Bodies

Nothing in this Code restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including without limitation, the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Commodities Futures Trading Commission, the Financial Industry Regulatory Authority, the Occupational Safety and Health Administration, the U.S. Congress, any other federal, state or local governmental agency or commission, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation.  This Code does not limit your right to receive an award from any Regulator that provides awards for information relating to a potential violation of law.  You do not need prior authorization to engage in conduct protected by this paragraph, and do not need to notify the Chief Compliance Officer that you have engaged in such conduct.  You recognize and agree that, in connection with any such activity outlined above, you must inform the Regulators, your attorney, a court or a government official that the information you are providing is confidential. Despite the foregoing, you are not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information you came to learn during the course of your employment that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege and/or attorney work product doctrine.  Eaton Vance does not waive any applicable privileges or the right to continue to protect privileged attorney-client information, attorney work product, and other privileged information.

Please take notice that federal law provides criminal and civil immunity from federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

F.             Your Actions are Subject to Review by a Compliance Officer and Your Supervisor

A Compliance Officer may undertake any investigation he or she considers necessary to determine if any of your Personal Securities Transactions violate this Code, including conducting both pre- and post-trade monitoring.  A Compliance Officer may impose measures intended to avoid potential conflicts of interest or to address any trading that requires additional scrutiny, which may include restrictions and/or requirements in addition to those explicitly set forth in this Code.  In addition to a Compliance Officer, your department head and/or supervisor may, unless restricted by relevant regulations, review your personal trading activity on a periodic or more frequent basis. This individual will work with a Compliance Officer on any such reviews.  For Seattle Employees, any such investigation or review will be conducted by the Parametric CCO or a designee.

Eaton Vance has engaged the services of an independent employee surveillance program specialist to research its database for any accounts opened by an Employee (other than a Seattle Employee) to determine whether or not such account is (1) maintained with one or more Approved Brokers (as listed in the Code), and (2) properly reported pursuant to the Code.  On a periodic basis, Eaton Vance will also request information pursuant to FINRA Rule 3210(c) from selected brokerage firms not covered by the services of the independent employee surveillance program specialist.

G.           Consequences for Violations of this Code

If determined appropriate by a Compliance Officer, you may be subject to remedial actions:

•                  if you violate this Code; or

•                  to protect the integrity and reputation of Eaton Vance even in the absence of a proven violation.

Such remedial actions may include, but are not limited to, full or partial disgorgement of the profits you earned on an investment transaction, consideration of such violation during your year-end performance and discretionary compensation review, censure, demotion, suspension or dismissal, or any other sanction or remedial action required or permitted by law, rule or regulation.  As part of any remedial action, you may be required to reverse an investment transaction and forfeit any profit or absorb any loss from the transaction.

A Compliance Officer shall have the authority to determine whether you have violated this Code and, if so, to impose the remedial actions they consider appropriate or required by law, rule or regulation.  In making a determination, a Compliance Officer may consider, among other factors, the gravity of your violation, the frequency of your violations, whether any violation caused harm or the potential of harm to a Client or to Eaton Vance or its reputation, your efforts to cooperate with the Compliance Officer’s investigation, and your efforts to correct any conduct that led to a violation.  For Seattle Employees decisions related to violation determinations and remedial actions will be made by the Parametric CCO or a designee.

V.    YOUR REPORTING REQUIREMENTS

A.            On-Line Certification of Receipt and Quarterly Compliance Certification

All Employees are required to certify their receipt and review of this Code and any amendments to this Code in writing.  On a quarterly basis, among other certifications you will be required to make, you must certify in writing that any personal investments effected during the quarter were done in compliance with this Code.  You will also be required to certify in writing your ongoing compliance with this Code on a quarterly basis.  Required certifications must be completed within 30 calendar days following the end of the quarter.  Failure to certify in a timely manner is a violation of this Code and may result in one or more of the consequences set forth Section IV.G. above.

B.            Reports of Securities Accounts, Transactions and Holdings

You must report all your Personal Brokerage Accounts, and the Personal Brokerage Accounts of your Immediate Family Members, and all the Personal Securities Transactions you and/or your Immediate Family Members enter into in those accounts or otherwise unless the transaction is an Exempt Transaction. You must agree to allow your broker-dealer to provide the Compliance department with reports (preferably electronic) of your

Personal Brokerage Accounts and your Personal Securities Transactions and those of your Immediate Family Members and to allow the Compliance department to access all Personal Brokerage Account information. You will also be required to certify that you have reported all of your Personal Brokerage Accounts and Personal Securities Transactions, including those of your Immediate Family Members, to the Compliance department on a quarterly basis. Required certifications must be completed within 30 calendar days following the end of the quarter.

1.              Approved Brokers.  You and your Immediate Family Members must maintain your Personal Brokerage Accounts with an Approved Broker.  The list of Approved Brokers is accessible through the intranet.  If you maintain a Personal Brokerage Account at a broker-dealer other than at an Approved Broker, you will need to close those accounts or transfer them to an Approved Broker within 90 calendar days of notice by a Compliance Officer.  Upon opening a Personal Brokerage Account at an Approved Broker, Employees (other than Employees who are EVD Reporting Persons and subject to Section V.B.1.a. of this Code) are required to disclose the Personal Brokerage Account to a Compliance Officer.  By maintaining your Personal Brokerage Account with one or more of the Approved Brokers, you and your Immediate Family Member’s quarterly and annual trade summaries will be sent directly to the Compliance department for review.  If you are a EVD Reporting Person you must comply with the requirements of Section V.B.1.a. of this Code below.

a.              Additional Requirements - EVD Reporting Persons.  If you are an Employee who is also a EVD Reporting Person, you are required to submit a written notice to a Compliance Officer prior to establishing any new Personal Brokerage Account or placing an order for the purchase or sale of any Security with any broker, dealer or bank (which must be an Approved Broker) on such Account. The notice must identify the Approved Broker on such account. Please refer to the intranet for reporting procedures and forms.

For purposes of FINRA Rule 3210, this Code constitutes the prior written consent of the Chief Compliance Officer of Eaton Vance Distributors, Inc. (“EVD”) for any account opened or otherwise established by a EVD Reporting Person with an Approved Broker.  If a EVD Reporting Person maintains a Personal Brokerage Account with an entity other than an Approved Broker, that EVD Reporting Person must obtain the written consent of the EVD Chief Compliance Officer or his designee.(12)

b.              Non-Approved Brokers.  If you maintain Personal Brokerage Accounts with broker-dealers who are not on the list of Approved Brokers, please contact the Compliance Officer to arrange for providing quarterly and annual reports.

2.              Initial Holdings Report.  Within 10 calendar days of becoming an Employee, you must submit to a Compliance Officer an Initial Report of Personal Brokerage Accounts and all holdings in Securities (except Non-Reportable Securities), current within 45 calendar

(12)            If the account (1) includes only shares of Funds or Sub-advised Funds and is held with such Fund’s transfer agent or (2) includes only shares of Funds purchased through the Eaton Vance retirement plan, this Code constitutes the prior written consent of the EVD Chief Compliance Officer for such an account.

days of the date the report is submitted.

3.              Annual Holdings Report.  Between January 1st and January 30th (or the last business day preceding January 31st in any year when January 31st falls on a weekend)  of each year, you must submit to a Compliance Officer an Annual Report of Personal Brokerage Accounts and all holdings in Securities (except Non-Reportable Securities), current within 45 calendar days of the date the report is submitted.

4.              Quarterly Transaction Report.  Within 30 calendar days after the end of each calendar quarter, you must submit to a Compliance Officer a report of your transactions in Securities (except Exempt Transactions) during that quarter.  The form of report is available from a Compliance Officer.  You do not have to submit a quarterly transaction report if copies of all of your transaction confirmations and account statements are provided to a Compliance Officer for that quarter by the broker(s) and those confirmations and statements contain all the information required in a quarterly transaction report.

5.              Changes in Your Immediate Family Members.  You must notify a Compliance Officer of any change to your Immediate Family Members (e.g., as a result of a marriage, divorce, legal separation, death, adoption, movement from your household or change in dependence status) that may affect the Personal Brokerage Accounts for which you have reporting or other responsibilities.

VI.          COMPLIANCE DEPARTMENT RESPONSIBILITIES

A.            Authority to Grant Exemptions from the Requirements of this Code.

A Compliance Officer, in consultation with EVC’s Chief Compliance Officer or Chief Legal Officer, has the authority to exempt any Employee or any personal investment transaction from any or all of the provisions of this Code if the Compliance Officer determines that such exemption would not be against the interests of any Client and is consistent with applicable laws and regulations, including Rule 204A-1 under the Advisers Act and Rule 17j-1 under the Investment Company Act.  The Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

B.            Annual Report to Boards of Funds and Sub-advised Funds that an Eaton Vance Affiliated Entity Advises or Subadvisers.

The Chief Compliance Officer of the relevant Eaton Vance Affiliated Entity will furnish a written report annually to the directors or trustees of each Fund or Sub-advised Fund.  Each report will describe any issues arising under this Code, or under procedures implemented by Eaton Vance to prevent violations of this Code, since the last report, including, but not limited to, information about material violations of this Code, procedures and sanctions imposed in response to such material violations, and certify that Eaton Vance has adopted procedures reasonably necessary to prevent its Employees from violating this Code.

C.            Maintenance of Records

The Compliance Officer will keep all records maintained at Eaton Vance’s primary office for at least two years and will otherwise keep in an easily accessible place for at least 5 years from the end of either the fiscal year in which the document was created or the last fiscal year during which the document was effective or in force, whichever is later. Such records include: copies of this Code and any amendments hereto, all Personal Brokerage Account statements and reports of Employees, a list of all Employees and persons responsible for reviewing Employees reports, copies of all preclearance forms, records of violations and actions taken as a result of violations, and acknowledgments, certifications and other memoranda relating to the administration of this Code.

VII.         TEMPORARY EMPLOYEES

Temporary Employees that are classified as Contingent Workforce are considered “Employees” for purposes of this Code.  The Compliance Officer may exempt such persons from any requirement hereunder if the Compliance Officer determines that such exemption would not have a material adverse effect on any Client account.

APPENDIX I

Glossary

The following definitions apply to the capitalized terms used in the Code:

Approved Broker — means a broker-dealer approved by a Compliance Officer.  The list of Approved Brokers is accessible through the intranet or can be obtained from a Compliance Officer.

Assistant Treasurer — means the Assistant Treasurer of Eaton Vance Corp.

Automatic Investment Plan — means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Interest — means when a person has or shares direct or indirect pecuniary interest in accounts or in reportable Financial Instruments.  Pecuniary interest means that a person has the ability to profit, directly or indirectly, or share in any profit from a transaction. Indirect pecuniary interest extends to, unless specifically excepted by a Compliance Officer, an interest in a Financial Instrument held by: (1) a joint account to which you are a party; (2) a partnership in which you are a general partner; (3) a partnership in which you or an Immediate Family Member holds a controlling interest and with respect to which Financial Instrument you or an Immediate Family Member has investment discretion; (4) a limited liability company in which you are a managing member; (5) a limited liability company in which you or an Immediate Family Member holds a controlling interest and with respect to which Financial Instrument you or an Immediate Family Member has investment discretion; (6) a trust in which you or an Immediate Family Member has a vested interest or serves as a trustee with investment discretion; (7) a closely-held corporation in which you or an Immediate Family Member holds a controlling interest and with respect to which Financial Instrument you or an Immediate Family Member has investment discretion; or (8) any account (including retirement, pension, deferred compensation or similar account) in which you or an Immediate Family has a substantial economic interest.

Chief Compliance Officer — means the Chief Compliance Officer of Eaton Vance Management unless otherwise indicated.

Client — means any person or entity to which Eaton Vance provides investment advisory services.

Compliance Officer — means each person in the Compliance department who is responsible for administering the Code.

Contingent Workforce — means individuals subject to provisional work agreements which may include temporary contract workers, independent contractors or independent consultants.

CRM - means Calvert Research and Management, an Eaton Vance Affiliated Entity.

Cryptocurrency — means any virtual or digital representation of value, token or other asset in which encryption techniques are used to regulate the generation of such assets and to verify the transfer of assets, which is not a Security or otherwise characterized as a security under the relevant law.

Derivative — means (1) any Futures (as defined below); and (2) a forward contract, a “swap”, a “cap”, a “collar”, a “floor” and an over-the-counter option. Questions regarding whether a particular instrument or transaction is a Derivative for purposes of the Code should be directed to a Compliance Officer or a designee.  For avoidance of doubt, a derivative on a Cryptocurrency is considered to be a “Derivative” for purposes of the Code.

Eaton Vance — means Eaton Vance Corp. and its wholly or majority owned subsidiaries (other than Atlanta Capital Management, LLC and Parametric Portfolio Associates LLC).

Eaton Vance Affiliated Entity - means Eaton Vance Management, Boston Management and Research, Eaton Vance Advisers International Ltd. and CRM.

Eaton Vance Closed-End Fund — means any closed-end Fund advised by an Eaton Vance Affiliated Entity.  A list of Eaton Vance Closed-End Funds is available on the intranet.

Eaton Vance Distributor Entity - means Eaton Vance Distributors, Inc. and Eaton Vance Management (International) Limited.

Employee — means any officer or employee of Eaton Vance Corp.

EVD Reporting Person - means each Employee who is a registered representative or registered principal of Eaton Vance Distributors, Inc.

Exempt Transaction — means the Personal Securities Transactions in any Security listed in Part III, Section B.5. of this Code (each a Non-Reportable Security).

Financial Instrument — means a Security, Derivative, commodity or currency as an investment, but does not include Cryptocurrencies. For the avoidance of doubt, futures contracts on Cryptocurrencies are “Financial Instruments” for purposes of the Code.

Fund — means any investment company registered with the Securities and Exchange Commission that is (1) an open-end fund administered and/or advised by an Eaton Vance Affiliated Entity and distributed by Eaton Vance Distributors, Inc., including the funds in the Eaton Vance/Parametric family of funds or Calvert family of funds, (2) a NextShares® or unit investment trust advised by an Eaton Vance Affiliated Entity, or (3) an Eaton Vance Closed-End Fund.

Futures — means a futures contract and an option on a futures contract traded on a U.S. or non-U.S. board of trade, such as the Chicago Board of Trade or the London International Financial Futures Exchange.

Immediate Family Member of an Employee — means any of the following persons sharing the same household with the Employee (which does not include temporary house guests): a person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, legal guardian, adoptive relative, or significant other.

Initial Public Offering — means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Managed Account — means any account managed or held by a broker dealer, or trustee as to which neither the Employee nor an Immediate Family Member: (1) exercises investment discretion; (2) receives notice of specific transactions prior to execution; or (3) has direct or indirect influence or control over the account.

Nonprofit Organization — means an organization (generally tax-exempt) that serves the public interest. In general, the purpose of this type of organization must be charitable, educational, scientific, religious or literary. A nonprofit organization is often dedicated to furthering a particular social cause or advocating for a particular point of view.

Non-Reportable Security — means each Security listed in Part III, Section 5.B. of this Code.

Personal Brokerage Account — means (1) any account (including any custody account, safekeeping account, retirement account such as an IRA or 401(k) plan, and any account maintained by an entity that may act as a broker or principal) in which an Employee or an Immediate Family Member has any direct or indirect Beneficial Interest, including Personal Brokerage Accounts and trusts for the benefit of such persons; and (2) any account maintained for a financial dependent. Thus, the term “Personal Brokerage Accounts” also includes, among others:

•                  Trusts for which the Employee or an Immediate Family Member acts as trustee, executor or custodian;

•                  Accounts of or for the benefit of a person who receives financial support from the Employee;

•                  Accounts of or for the benefit of an Immediate Family Member; and

•                  Accounts in which the Employee or an Immediate Family Member is a joint owner or has trading authority

Personal Securities Transaction — means Employee transactions in Financial Instruments.

Portfolio Person — means an Employee who, with respect to a Client: (1) provides information or advice with respect to the purchase or sale of a Financial Instrument for the Client, such as a portfolio manager, an investment counselor or, in some cases, a Research Analyst; or (2) helps execute the investment decisions of a portfolio manager, investment counselor or, where applicable, Research Analyst on behalf of a Client.

Preclearance System — means Eaton Vance’s electronic personal trading preclearance system.

Private Placement — means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to SEC Rules 504, 505 or 506 under the Securities Act of 1933, or similar laws of non-U.S. jurisdictions, including hedge funds or private equity funds.

Related Financial Instrument — means any Derivative directly tied to an underlying Financial Instrument, including, but not limited to, any swap, option or warrant to purchase or sell that underlying Financial Instrument, and any Derivative convertible into or exchangeable for that same underlying Financial Instrument.

Research Analyst - means any person that: (1) performs financial, qualitative and/or quantitative analysis of Financial Instruments or their issuers that result in a recommendation or conclusion to a portfolio manager or investment counselor regarding investments for a Client; or (2) is involved in the construction or rebalancing of any Calvert Index.

Seattle Employee — means each Employee (including a temporary employee that is deemed to be part of a Contingent Workforce) of Calvert Research and Management that works in the Seattle office.  Seattle Employees are subject the provisions of Section II, Section III.B.2., Section IV. and Appendix II. to the Code, and are not subject to the other Sections, except as specifically indicated.

Securities and Commodities Laws — means the securities and/or commodities laws of any jurisdiction applicable to any Employee, including the following laws: Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds, broker-dealers and investment advisers, and any rules adopted thereunder by the U.S. Securities and Exchange Commission or the U.S. Department of the Treasury, the Commodity Exchange Act, any rules adopted by the U.S. Commodity Futures Trading Commission under this statute, and applicable rules adopted by the National Futures Association.

Security — means any note, stock, security future, security-based swap, bond, debenture, evidence of indebtedness, certificate of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest of instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.  For avoidance of doubt, a Cryptocurrency is not considered to be a “Security” for purposes of the Code

Sub-advised Funds - means any open-end mutual fund sponsored by a third party and sub-advised by an Eaton Vance Affiliated Entity.

Treasurer — means the Treasurer of Eaton Vance Corp.

APPENDIX II

Rules Applicable to Seattle Employees

What Accounts are Covered

Unless the Parametric CCO determines otherwise based on your specific facts and circumstances, this Policy applies to Securities Transactions and holdings in: (i) all accounts in which you or members of your Immediate Family have a direct or indirect Beneficial Interest; and (ii) all accounts that are directly or indirectly under your Control or the Control of a member of your Immediate Family.

Accounts that are generally covered by this Policy are referred to hereafter as Securities Accounts and include accounts that are:

•                  in your name;

•                  in the name of a member of your Immediate Family;

•                  of a partnership in which you or a member of your Immediate Family have a Beneficial Interest, or are a partner with direct or indirect investment discretion;

•                  a trust of which you or a member of your Immediate Family are a beneficiary and/or a trustee with direct or indirect investment discretion (on a sole or joint basis);

•                  of a closely held corporation, limited liability company or similar legal entity in which you or a member of your Immediate Family are a Controlling shareholder and have direct or indirect investment discretion over Securities held by such entity;

•                  an account or trust holding Securities where you or a member of your Immediate Family have sole or shared investment discretion, or are otherwise deemed to have Control over the account; and

•                  Schwab One brokerage accounts established for you upon hire for the purpose of receiving Eaton Vance Corp. equity award shares and/or Eaton Vance Employee Stock Purchase Plan shares.

Accounts that are not covered by this Policy include:

•                  Accounts that may only hold Mutual Funds, other than Affiliated Funds;

•                  Qualified tuition program accounts established pursuant to Section 529 of the Internal Revenue Code of 1986 (“529 Plans”); and

•                  Eaton Vance Employee Retirement Plan accounts.

A.                                                            Rules Applicable to All Access Persons(13)

The following rules will be enforced for all Access Persons unless otherwise individually exempted or pre-approved in writing by the Parametric CCO.

(13)  Reminder: When this Policy refers to “you” or your transactions, it includes your Immediate Family and Securities Accounts in which you and/or they have a direct or indirect Beneficial Interest.

1.                                      Use of a Designated Broker

All Securities Accounts must be maintained with a Designated Broker, unless:

•                  the account is a Managed Account and has been approved as such by the Parametric CCO;

•                  the account is subject to a code of ethics or similar policy applicable to a member of your Immediate Family requiring an account be held at an entity other than a Designated Broker, in which case you must provide Securities Transactions and holdings information for such account to Compliance no less than quarterly and within 30 calendar days after the end of each calendar quarter; or

•                  you are located in Parametric’s Australia office, in which case you must provide Securities Transactions and holdings information for each Securities Account to Compliance no less than quarterly and within 30 calendar days after the end of each calendar quarter.

You must initiate movement of all pre-established Securities Accounts to a Designated Broker within 30 calendar days after your employment date or the date you become an Access Person.(14)

2.                                      Prohibited Practices

a)             Front Running

Front Running is the practice of effecting the purchase or sale of a Security for personal benefit based on the knowledge of one or more impending Client transaction(s) in the same or equivalent Security. (Example: A Portfolio Manager mentions that Parametric is selling all of its holdings of Company X and you know that the large trade will negatively affect the stock, so you put in a personal order to sell your shares of Company X before the Parametric order is sent to the market.)

b)             Market Manipulation

Transactions intended to raise, lower or maintain the price of any security or to create a false appearance of active trading are prohibited.

c)              Derivatives and Options Trading

Derivatives transactions, including options, futures and swaps are prohibited.

(14) Additional brokers, dealers or banks may be considered. You may maintain an existing account you established with a broker, dealer or bank that is not a Designated Broker if you were an Access Person of Parametric prior to January 1, 2013 and the account was established with such broker, dealer or bank prior to January 1, 2013

d)             Short-Term Trading

You may not sell a Security until at least 60 calendar days after the most recent purchase trade date of the same or equivalent Security. You may not repurchase a Security until at least 60 calendar days after the most recent sale trade date of the same or equivalent Security. You may not trade partial positions or use FIFO principles to enter into or trade out of positions of the same Security. (NOTE: Exempt Transactions below are not subject to this prohibition.)

e)              Public Company Ownership Limit

You may not own more than 0.5% of the outstanding shares of any one public company without written approval from the Parametric CCO.

3.                                      Pre-Clearance Requirements

You are prohibited from engaging in the following transactions without written pre- approval as indicated.

a)             Eaton Vance Corp. Securities

You must pre-clear all transactions in publicly-traded Securities issued by Eaton Vance Corp. (“EVC”) with the Treasury department of EVC, except that you do not have to pre-clear (i) purchases pursuant to the EVC Employee Stock Purchase Plan or to the exercise of any EVC stock option agreement, (ii) bona fide gifts of such EVC Securities that you may receive, or (iii) automatic, non- voluntary transactions involving such EVC Securities, such as stock dividends, stock splits, or automatic dividend reinvestments, or certain non-voluntary transactions initiated by a broker, dealer or bank with respect to such EVC Securities deposited in a margin account. Once obtained, pre-clearance is valid only for the day on which it is granted. (NOTE: The purchase or sale of publicly traded options on EVC Securities is prohibited.)

There are times when transactions in EVC Securities are routinely prohibited, such as prior to releases of EVC earnings information. You will normally be notified of these blackout periods, during which time trading in EVC Securities is prohibited.

To request preapproval before buying or selling (or gifting) EVC Securities, you must complete the EVC Personal Securities Transaction Pre-Approval Request Form, which can be found in ComplySci, and send it to the Eaton Vance Treasury department for approval (evstockapproval@eatonvance.com).

Failure to preclear transactions in EVC Securities may result in the imposition of a $300 fine to be donated to an acceptable charitable organization, as well as additional sanctions as outlined below in the Violations and Sanctions section of this Appendix II.

b)             Initial Public Offerings

You may not purchase or otherwise acquire any Security in an Initial Public Offering, except with prior written approval from the Parametric CCO. Requests to purchase Securities in an Initial Public Offering will generally be denied by the Parametric CCO. Approval may be granted only in rare cases that involve extraordinary circumstances. Accordingly, Parametric discourages such applications. You may be given approval to purchase a Security in an Initial Public Offering, for example, pursuant to the exercise of rights you have as an existing bank depositor or insurance policyholder to acquire the Security in connection with the bank’s conversion from mutual or cooperative form to stock form, or the insurance company’s conversion from mutual to stock form. Pre- clearance of Initial Public Offerings may be requested via ComplySci.

c)              Private Placements

You may not purchase or otherwise acquire any Security in a Private Placement, except with prior written approval from the Parametric CCO. (Note that a Private Placement includes virtually any Security that is not a publicly traded/listed Security.) Such approval will only be granted where you establish that there is no conflict or appearance of conflict with any Client or other possible impropriety (such as where the Security in the Private Placement is appropriate for purchase by a Client, or when your participation in the Private Placement is suggested by a person who has a business relationship with Parametric or its affiliates or expects to establish such a relationship). Examples where approval may be granted, subject to the particular facts and circumstances, are a personal investment in a private fund or limited partnership in which you would have no involvement in making recommendations or decisions, or your investment in a closely held corporation or partnership started by a family member or friend. Pre-approval of Securities in a Private Placement may be requested via ComplySci.

4.              Exempt Transactions

The following transactions are exempt from the Restricted Transactions and Reporting Requirements sections and the Short-Term Trading prohibition of this Appendix II, unless noted otherwise:

•                  The purchase of Securities effected pursuant to an Automatic Investment Plan (the sale of Securities acquired under an automated investment plan is exempt from the Short-Term Trading prohibition but is subject to all other rules herein);

•                  Transactions effected by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities of which you have Beneficial Interest;

•                  Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which you have Beneficial Interest;

•                  Purchases or sales of Securities issued in qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code;

•                  Transactions effected in an approved Managed Account (note that there are reporting requirements and other restrictions related to Managed Accounts, as outlined below in the Managed Accounts section of this Appendix II); and

•                  The acquisition of Securities, such as stock grants and employee stock options, received as compensation from an employer or the purchase of stock through an employer’s stock purchase plan (“ESPP”). (NOTE: The sale of Securities received from an employer or purchased via an ESPP is exempt from the Short-Term Trading prohibition but is subject to all other provisions of this Appendix II.) This provision does not apply to EVC Securities, which you are required to pre-clear.

5.              Restricted Transactions

The following Securities Transactions are restricted as indicated, but do not require pre- clearance. These restrictions do not apply to Exempt Transactions of this Appendix II, unless specified otherwise.

a)             Daily Transaction Value Limits (USD)

•                  For fixed income securities, you may purchase or sell up to $100,000 per day per issuer.

•                  For Exchange Traded Notes, you may purchase or sell up to $100,000 per day per issuer.

•                  For Exchange Traded Funds, you may purchase or sell up to $100,000 per day per Exchange Traded Fund.

•                  For Closed-End Funds, you may purchase or sell up to $10,000 per day per Closed-End Fund.

•                  For equities and REITs, you may purchase or sell up to $50,000 per day per Mid/Large Cap Issuer and up to $10,000 per day per Small Cap Issuer (as defined at time of transaction).

b)             Short Sales

You may not sell short any Security, except that you may sell short a Security if you own at least the same amount of the Security you sell short (i.e., selling short “against the box”).

c)              Same-Day Model Transactions

You may not transact in a Security when you have actual knowledge that a same-day proprietary model and/or third-party investment manager model trade will occur in the same or equivalent Security and in the same direction (i.e., purchase or sale).

At the discretion of the Parametric CCO, you may from time to time be temporarily restricted from transacting in certain Securities, if you have knowledge of significant model rebalances and/or access to such information. You would be notified of such temporary restriction in writing by the Parametric CCO.

d)             Trade Orders

All Securities trade orders must be same-day orders. Securities trade orders that are open for longer than one trading day (i.e., good-till-cancelled (GTC) and other carry-over orders) are prohibited.

6.              Reporting Requirements

a)             Initial Holdings Report

Within 10 calendar days of your employment date and/or initial designation as an Access Person, you must submit to Compliance a report of your Securities holdings, including the title, type, exchange ticker or CUSIP number (if applicable), number of shares and principal amount of each Security held as of a date not more than 45 calendar days before you became an Access Person.

Your report must also include the name of any broker, dealer or bank with which you maintain an account for trading or holding any type of Securities, whether stocks, bonds, funds, or other types and the date on which you submit the report to Compliance. Note that account statements may be provided, as long as all of the above information is contained within and the as-of date is not more than 45 calendar days before you became an Access Person.

b)       Annual Holdings Report

Within 30 calendar days after each calendar year end, you must submit to Compliance a report of your Securities holdings, including the same Security information required for the Initial Holdings Report. The Annual Holdings Report is administered and submitted in ComplySci.

c)              Quarterly Transactions Report

Within 30 calendar days after each calendar quarter end, you must submit to Compliance a report of your Securities Transactions during the prior calendar quarter, including the date of the transaction, the title, type, exchange ticker or CUSIP number (if applicable), the interest rate and maturity date (if applicable), and the number of shares and principal amount of each Security in the transaction, the nature of the transaction (whether a purchase, sale or other type of acquisition or disposition, including a gift), the price of the Security at which the transaction was effected, and the name of the broker, dealer or bank with whom the transaction was effected. The Quarterly Transactions Report is administered and submitted in ComplySci.

d)             New Accounts

You must report new Securities Accounts to Compliance within 10 calendar days of establishing the account. You may do so by entering the account in ComplySci or notifying Compliance in writing. You may not purchase or sell Securities in the new account until the electronic data feed for the account has been established in ComplySci.

New Securities Accounts (not including Managed Accounts) of Access Persons registered with FINRA through Eaton Vance Distributors, Inc. (“EVD”) are automatically approved for purposes of FINRA Rule 3210, if they are established with a Designated Broker. Any exception, whereby an Access Person registered with FINRA maintains a Securities Account with a broker, dealer or bank other than a Designated Broker, requires written consent of the EVD Chief Compliance Officer or designee.

7.              Managed Accounts(15)

Managed Accounts must be approved as such in writing by the Parametric CCO. The Parametric CCO’s approval of a Managed Account is contingent upon the provision of a signed letter from the broker, financial advisor, trustee or other control person other than you or your Immediate Family member (the “Discretionary Manager”) on the Discretionary Manager’s letterhead containing the following representations:(16)

•                  Neither you nor your Immediate Family member have any direct or indirect influence or control over the account, and in particular you do not:

•                  Suggest the purchase or sale of Securities to the Discretionary Manager;

•                  Direct the purchase or sale of Securities; or

•                  Consult with the Discretionary Manager as to the particular allocation of specific Securities investments to be made in the account (including situations where the Discretionary Manager requests input and/or permission from you or your Immediate Family member prior to proceeding).

•                  The relationship between the Discretionary Manager and you and your Immediate Family member is limited to a professional, client-adviser relationship (i.e., the Discretionary Manager is not a family member or personal friend, and no Immediate Family member of yours is employed by the Discretionary Manager).

•                  All transactions in EVC Securities will be pre-cleared pursuant to this Appendix II.

You must also acknowledge the above representations in writing to the Parametric CCO and agree to immediately notify the Parametric CCO if any of the above representations are no longer accurate

(15)            See the Definitions section of this Appendix II.

(16)            If the letter from the Discretionary Manager does not include all of the above representations above, the Parametric CCO may determine via other means at his or her discretion, including via a signed certification and acknowledgement from the employee, that the account qualifies as a Managed Account.

Securities Transactions in approved Managed Accounts are exempt from the Short- Term Trading prohibition and Restricted Transactions sections of this Appendix II, but are still subject to the Pre-Clearance Requirements section of this Appendix II (IPOs, Private Placements and EVC securities transactions in approved Managed Accounts still require written preapproval). However, you must ensure the Discretionary Manager provides account holdings and transactions information to Compliance either electronically via ComplySci, if possible, or via annual account statements within 30 calendar days after the end of the calendar year. Securities Transactions in Managed Accounts will be subject to review from time to time by the Parametric CCO to determine if any purchase or sale of a Security would have been prohibited pursuant to this Appendix II, absent relying on the exemption provided herein.

Annually, within 30 calendar days of each calendar year end, you must re-certify in writing to the Parametric CCO the above representations regarding each Managed Account. Failure to do so will result in the account no longer qualifying as a Managed Account under this Appendix II.

NOTE: There is no exemption from pre-clearance for Initial Public Offerings or Private Placements, even when such transactions are effected through a Managed Account. You should ensure the Discretionary Manager of your Managed Account(s) is aware of this restriction.

B.            Violations and Sanctions

Any employee or Access Person working in the Seattle office who violates any provision of this Appendix II may be subject to sanction, including, but not limited to, censure, a temporary or permanent ban on personal securities trading, disgorgement of any profit or taking of any loss, fines, and suspension or termination of employment. Each sanction shall be approved by the Parametric CCO.

C.                  Defined Terms used in the Appendix II

Access Person includes (i) all directors, officers, employees and interns of Parametric; and (ii) any supervised person, such as a consultant, contractor and temporary employee, who has access to nonpublic information regarding the purchase or sale of securities in Client portfolios or is involved in making securities recommendations, as determined at the discretion of the Parametric CCO.

Affiliated Fund includes each investment company registered under the Investment Company Act of 1940 for which Parametric acts as the investment adviser or sub-adviser. Parametric’s list Appendix II Rules Applicable to Employees and Access Persons Working in the Seattle Office of Affiliated Funds is maintained in ComplySci. Please consult ComplySci for the most current list of Affiliated Funds.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Interest with respect to Securities or a Securities Account generally means an interest where you or a member of your Immediate Family, directly or indirectly, (i) have investment discretion or the ability (including joint ability or discretion) to purchase or sell Securities or direct the disposition of Securities; (ii) have voting power over Securities, or the right to direct the voting of Securities; or (iii) have a direct or indirect financial interest in Securities (or other benefit substantially equivalent to ownership of Securities). For purposes of this Code, “beneficial ownership” shall be interpreted in the same manner as it would be under Section 16 of the Securities and Exchange Act, as amended, and the rules and regulations thereunder.

Client is any person or entity for which Parametric provides investment advisory services.

Closed-End Fund means any fund with a fixed number of shares and which does not issue and redeem shares on a continuous basis. While Closed-End Funds are often listed and trade on stock exchanges, they are not “Exchange Traded Funds” as defined below.

ComplySci shall mean the Compliance Science system (also referred to as the Personal Trading Control Center (“PTCC”)) utilized by Compliance for administering the Code of Ethics and monitoring personal trading by Access Persons.

Control means with respect to (i) an entity, the power to exercise a controlling influence over the management or policies of the entity, unless such power is solely the result of an official position of such entity, (ii) an account, having investment discretion over the account, and (iii) an issuer (including an Affiliated Fund), a Beneficial Interest in more than 25% of the voting securities of the issuer.

Designated Broker means any one of the following broker-dealer firms: Ameriprise Financial; Charles Schwab; Chase Investment Services Corp; Citigroup; E*Trade; Edward Jones; Fidelity; Interactive Brokers; Merrill Lynch; Morgan Stanley; optionsXpress; Pershing Advisor Solutions; Raymond James; RBC Wealth Management; Robert W. Baird & Co.; Stifel Financial; TD Ameritrade; UBS; USAA; Vanguard; and Wells Fargo. Additional broker-dealers may be added or removed from this list over time. The most current list of Designated Brokers may be found in ComplySci.

Exchange Traded Fund is a registered open-end investment company or unit investment trust that can be traded on an exchange throughout the day like a stock. Examples of Exchange Traded Funds include SPDR S&P 500 ETF (ticker: SPY), iShares MSCI Emerging Markets ETF (ticker: EEM), and PowerShares QQQ (ticker: QQQ).

Exchange Traded Note is a debt security traded on a national securities exchange that is not an investment company registered under the Investment Company Act of 1940. Examples of Exchange Traded Notes include SPDR Gold Shares (ticker: GLD) or iShares Silver Trust (ticker: SLV), grantor trusts, or exchange-traded limited partnerships.

Immediate Family means any of the following persons sharing the same household with the Employee (which does not include temporary house guests): a person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, legal guardian, adoptive relative, or significant other.

Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities and Exchange Act of 1934. As used in this Code, the term “Initial Public Offering” shall also mean a one-time offering of stock to the public by the issuer of such stock which is not an initial public offering.

Managed Account is an investment account in which you and your Immediate Family have no “direct or indirect influence or control.” No direct or indirect influence or control exists over an account where, for example, (a) you or your Immediate Family member is a grantor or beneficiary of a trust managed by a third-party trustee and he or she has limited involvement in trust affairs, or (b) the third-party manager (or other financial intermediary) acting as a third-party manager has discretionary investment authority over the account. However, direct or indirect influence or control will be deemed to exist where you or your Immediate Family member has discussions with the trustee or third-party manager that go beyond a summary, description or explanation of account positioning and/or activity. For example, any of the following actions by you or your Immediate Family member would qualify as “direct or indirect influence or control” over the account: (i) suggesting purchases or sales of investments to the trustee or third-party manager; directing the purchase or sale of Securities; or (iii) consulting with the trustee or third-party manager as to the purchase or sale of investments to be made in the account (including situations where the trustee or third-party manager requests input and/or permission from you or your Immediate Family member before entering into a transaction). Managed Accounts must be approved as such by the Parametric CCO (see the Managed Accounts section of this Appendix II).

Mid/Large Cap Issuer is an issuer of Securities with an equity market capitalization of $3 billion or more.

Mutual Fund means open-end investment company registered under the Investment Company Act of 1940 (and does not include closed-end investment companies). For the avoidance of doubt, Exchange Traded Funds and Closed-End Funds are not considered to be Mutual Funds under this Code.

Parametric CCO means the Chief Compliance Officer of Parametric or another person designated to perform the functions of the Chief Compliance Officer under various provisions of this Code.

Private Placement means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933. A Private Placement thus includes any offer to you to purchase any securities, whether stock, debt securities, or partnership interests from any entity, unless those securities are registered under the Securities Act of 1933 or the Investment Company Act of 1940 (that is, are publicly offered/publicly traded securities).

Securities shall include anything that is considered a “security” as defined in Section 2(a)(36) of the Investment Company Act of 1940, including most kinds of investment instruments, including:

•                  Stocks & bonds

•                  Shares of Exchange Traded Funds

•                  Shares of Closed-End Funds

•                  Shares of Affiliated Funds

•                  Exchange Traded Notes

•                  Options on securities, on indexes and on currencies

•                  Investments in all kinds of limited partnerships

•                  Investments in unit investment trusts

•                  Investments in real estate investment trusts (REITs)

•                  Investments in private investment funds, hedge funds, private equity funds and venture capital funds

•                  Units and shares of non-U.S. unit trusts and non-U.S. funds For purposes of this Code, the term “Securities” does not include:

•                  Direct obligations of the U.S. government

•                  Money-market instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements

•                  Shares of money-market funds

•                  Shares of Mutual Funds, other than shares of Affiliated Funds

•                  Currencies and currency forwards

•                  Commodities

Securities Account means, with respect to any Access Person, an account with a broker, dealer or bank in which Securities are held and traded and the Access Person or a member of his or her Immediate Family has a Beneficial Interest and/or Control.

Securities Transaction means a transaction (whether a purchase, sale or other type of acquisition or disposition, including a gift) in a Security in which the Access Person or a member of his or her Immediate Family has or acquires a Beneficial Interest and/or Control.

Small Cap Issuer is an issuer of Securities with an equity market capitalization of less than $3 billion.